UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 5, 2019

Brainstorm Cell Therapeutics Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36641	20-7273918
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1325 Avenue of Americas, 28th Floor
New York, NY	10019
(Address of principal executive offices)	(Zip Code)

(201) 488-0460

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.00005 par value	BCLI	NASDAQ Stock Market LLC (Nasdaq Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective September 6, 2019 (the “Commencement Date”), Brainstorm Cell Therapeutics Inc. (the “Company”) appointed Preetam Shah, PhD, MBA, as its Executive Vice President, Chief Financial Officer and Treasurer.

On September 5, 2019, the Company and Dr. Shah entered into an employment agreement (the “Agreement”). Pursuant to the Agreement, Dr. Shah will be paid an annual salary of $350,000 (the “Base Salary”).  Dr. Shah will be eligible to receive an annual cash bonus equal to 40% of his base salary, subject to the satisfaction of performance goals to be established each year. Dr. Shah will receive other benefits that are generally made available to the Company’s employees.

Pursuant to the Agreement, Dr. Shah received on the Commencement Date, a one-time grant of stock options under the Company’s 2014 Stock Incentive Plan (the “Plan”) (i) to purchase up to 100,000 shares of common stock of the Company, $0.00005 par value (“Common Stock”), at an exercise price equal to $3.96 per share, and (ii) to purchase up to 100,000 shares of Common Stock at an exercise price per share equal to $6.00 per share (together, the “Options”). Each Option shall vest and become exercisable as follows: 25% of the shares underlying the Option shall vest and become exercisable on the first anniversary of the date of grant, and the remaining shares underlying the Option shall vest and become exercisable in equal quarterly installments thereafter, until fully vested and exercisable on the fourth anniversary of the date of grant, provided that Dr. Shah remains continuously employed by the Company from the date of grant through each applicable vesting date. Each Option shall have a ten (10) year term. Any unvested shares underlying the Options as of the date of Dr. Shah’s employment termination shall automatically terminate.

Pursuant to the Agreement, Dr. Shah received on the Commencement Date, a one-time grant under the Plan of 25,000 shares of restricted common stock of the Company (the “Restricted Stock Grant”), which shall vest as to 100% of the award on the one year anniversary of the grant date, provided Dr. Shah remains continuously employed by the Company from the date of grant through the vesting date. In the event of Dr. Shah’s termination of employment prior to the one-year anniversary of the grant date, the Restricted Stock Grant shall automatically be immediately forfeited to the Company, without the payment of any consideration to Dr. Shah.

The Agreement contains termination provisions, pursuant to which if the Company terminates the Agreement or Dr. Shah’s employment without Cause (as defined in the Agreement) or if Dr. Shah terminates the Agreement or his employment thereunder with Good Reason (as defined in the Agreement), the Company shall: (i) pay Dr. Shah, as severance pay, a lump sum equal to three (3) months of Base Salary; (ii) pay Dr. Shah any bonus compensation that Dr. Shah would be entitled to receive during the period of employment in that fiscal year; (iii) immediately vest such number of equity or equity based awards that would have vested during the three (3) months following the date of termination of employment; and (iv) continue to provide Dr. Shah’s health insurance benefits during the three (3) months following the date of termination of employment, unless otherwise provided by a subsequent employer. The foregoing severance payments are conditional upon Dr. Shah executing a waiver and release in favor of the Company in a form reasonably acceptable to the Company.

Prior to joining the Company, Dr. Shah served as Director, Healthcare Investment Banking at Barclays Capital Plc. since June 2016, and served as Vice President, Healthcare Investment Banking at Canaccord Genuity Inc. from 2013 to 2016 and was actively involved in closing numerous M&A, equity, debt transactions for publicly traded companies. Prior to his investment banking career, Dr. Shah founded Saisarva LLC. and was a financial consultant from 2010-2013 for healthcare-focused private equity firms, hedge funds, and global pharmaceutical companies. From 2006-2009, Dr. Shah served as Vice President, U.S. Operations and Investments at Reliance Capital USA Ventures LLC, an affiliate of Reliance ADA Group Companies.

Dr. Shah is 47 years old. There is no arrangement or understanding between Dr. Shah and any other person pursuant to which he was appointed as Executive Vice President, Chief Financial Officer and Treasurer of the Company. There have been no transactions and are no currently proposed transactions to which the Company or any of its subsidiaries was or is a party in which Dr. Shah has a material interest, which are required to be disclosed under Item 404(a) of Regulation S-K. There are no family relationships between Dr. Shah and any member of the Board or other executive officer of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRAINSTORM CELL THERAPEUTICS INC.

Date: September 9, 2019	By:	/s/ Chaim Lebovits
Chaim Lebovits
Chief Executive Officer and President